Exhibit 21.1
Subsidiaries of the Registrant

770 South Post Oak, Inc.
AMG Chelsea, LLC
Apts at Merano, LLC
ART Florentina, Inc.
Bell Tower II Apts, LLC
Browning Place, LLC
Blue Lake Properties, Ltd.
Blue Lake Properties II, Ltd.
EQK Bridgeview Plaza, LLC
EQK Portage, LLC
FBH of Vista Ridge, LLC
FL Lake Wales Apts, LLC
Forest Pines Bryan 84, LLC
Holland Lake Partners, Ltd.
Income Opportunity Realty Investors, Inc.
Land LD Athens Lindsay Ln, LLC
LD Denton Cnty, LLC
Lorel Apts, LLC
LPG Apartments, LP
Northside on Travis, Ltd.
Ocean Estates, LLC
Parc at Denham Springs, L.P.
Parc at Denham Springs II, LP
Southern Properties Capital, Ltd.
Stanford GL, LLC
Steeple Crest PCAL Apts, LLC
T Palm Desert, Inc.
T Sorrento, Inc.
TCI DC, Inc.
TCI McKinney 34, Inc.
TCI Park West I, LLC
TCI Stanford, LLC
TCI Valley Ranch 20, LLC
The Landing Apartments Houma, LLC
Transcontinental Realty Investors, Inc.
Travis Ranch, LLC
Villas at Bon Secour Apts, LLC
Villas at Park West I, LP
Villas at Park West II, LP
VR Apartments, LP